Exhibit 99.1

August 3, 2020: 8:30am Eastern

Air Industries Group CEO Updates Growth Strategy, Announces

Substantial, Opportunistic Investments in New Machinery,

Gives Near Term Revenue Guidance, Announces Second Quarter Earnings Conference Call

Bay Shore, NY -- (Business Wire) –August 3, 2020 – Air Industries Group (NYSE AMEX: AIRI):

Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors today announced that it is evolving and accelerating its growth strategy in response to the pandemic induced severe contraction occurring in the Aerospace industry.

Lou Melluzzo, CEO of Air Industries said, “I am very excited about the opportunity Air Industries has in the Aerospace industry. It may seem counter-intuitive to make any investment in the Aerospace industry amid the disruption due to Covid-19, but Air Industries is in the enviable positon of having a very large backlog. Our capacity expansion with new, state-of-the-art machines acquired at opportunistic prices will greatly enhance productivity and sales. We expect all of the new equipment to be delivered in September or early October and be fully operational, contributing to production in the fourth quarter.

The impact of the virus on the commercial aerospace industry is severe but defense aerospace has not seen any dramatic effects. Air Industries is highly concentrated on military aerospace components. While we have seen deferrals of product orders for commercial product, we are filling the gap by accelerating, that is “pulling in”, production of military hardware. We further believe that the contraction in commercial demand will result in production moving to suppliers who are clearly well positioned to survive this cycle.

During July, Air Industries has issued purchase orders for over $ 2.5 million in new machinery.

The most substantial investment is the purchase of a Mitsui Seiki Model HU100-5X, five-axis horizontal machining center with a list price of $ 2.8 million. This equipment was ordered and then canceled by a large OEM, providing us with the opportunity to acquire the equipment at a discount of approximately 33%. The machine is expected onsite by September 1, 2020 and we will work to immediately bring it on line.

In addition the Company has purchased a state of the art 5-axis milling cell, consisting of two DMG 100U machining centers together with a Fastems Automatic Pallet System, capable of automated “lights out” production. Finally a new vertical honing machine from Ohio Tool Works that is much larger than our existing equipment, expanding the envelope of our capabilities. These machines will also be delivered in September and October.

The pandemic did have a significant and negative short term impact on Air Industries. We suffered increased employee absenteeism and disruption due to temporary closures of supplier’s facilities in the second quarter, which caused a decline in revenue for the quarter. However, our results are in line with analyst’s expectations. We expect our third quarter results to be significantly better and improve further in the fourth quarter of 2020 and beyond.”

Investor Conference Call

Management will host a conference call on Monday August 10, 2020 at 4:30PM Eastern

Conference Toll-Free Number – 800.309.1256

Passcode – 887 600

Additional information about the Company can be found in its filings with the SEC.

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors.

Forward Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

Investor Relations

631.328.7078

ir@airindustriesgroup.com